Tel Aviv, June 30, 2000
                                           Our ref: 790.8



ESC Medical Systems Ltd.
P.O. Box 240
Yokneam 20692
Israel

Ladies and Gentlemen,

      You have asked us to render our opinion as to the matters hereinafter set forth.

      For purposes hereof, we have examined original, photostatic or certified copies of the Memorandum and Articles of Association of ESC Medical Systems Ltd., an Israeli company (the "Company"), the Company's 1999 Share Option Plan (the "Plan") and corporate minutes and records of the Company provided to us by the Company which we have deemed necessary or relevant as a basis for the opinions hereinafter expressed. In such examination, we have assumed the legal capacity of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and that the documents examined by us are in full force and effect and have not been amended, supplemented or otherwise modified. As to various questions of fact material to the opinions expressed herein, we have relied, without independent investigation, upon statements and certificates of officers of the Company and public officials. We do not opine as to the laws of any jurisdiction other than the State of Israel as the same is in force on the date hereof.

      Based upon and subject to the foregoing, we are of the opinion that the Ordinary Shares of the Company, par value NIS 0.10 per share, to be issued by the Company pursuant to the exercise of options granted or to be granted under the Plan (the "Options"), in accordance with its terms, have been duly authorized by the Company and, when issued, delivered and paid for in accordance with the provisions of the Plan and applicable Option will be validly issued and fully paid.

      We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8 relating to the Plan.


                                         Very truly yours,


                                         /s/ Zellermayer, Pelossof

                                         Zellermayer, Pelossof
                                         Advocates